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PRESS RELEASE                          HUNTINGDON LIFE SCIENCES GROUP PLC
                                       (OTC: HTDLY / SEAQ: HTD
                                       Woolley Road, Alconbury, Huntingdon
                                       Cambs PE28 4HS, England
                                       LIFE SCIENCES RESEARCH, INC.
                                       PMB #251, 211 East Lombard Street
                                       Baltimore, Maryland 21202-6102
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                                       For Further Information:
                                       Richard Michaelson
                                       Phone: UK: +44 (0) 1480 892194
                                       US: +1 (732) 873 2550 ext 4824
                                       e-mail: HuntingdonLS@aol.com

21 December 2001

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN, INTO OR FROM CANADA, AUSTRALIA
                                    OR JAPAN

LIFE SCIENCES  RESEARCH,  INC.  ("LSR"):  RECOMMENDED  OFFER FOR  HUNTINGDON
LIFE SCIENCES GROUP PLC ("HUNTINGDON") - LSR REGISTRATION STATEMENT DECLARED EFFECTIVE

On 16 October 2001, a recommended offer (the "Offer") was made by Life Sciences Research, Inc. ("LSR") for the entire issued share capital of Huntingdon Life Sciences Group plc ("Huntingdon"), as set out in the Offer Document of that date.

On 21 December 2001 the US Securities and Exchange Commission ("SEC") declared the LSR registration statement effective, satisfying one of the outstanding conditions of the Offer.

In order for the SEC to declare the LSR registration statement effective, LSR was required to make some changes to the Offer Document and is sending the revised Offer Document to US securityholders. Non-US securityholders are being sent a letter notifying them of this.

EXTENSION OF INITIAL OFFER PERIOD

The initial offer period was extended on 14 November, 29 November and 17 December 2001. LSR announces that it is further extending the initial offer period, when the Offer remains open for acceptance and withdrawal rights will continue to apply, until 3.00 p.m. (London time), 10.00 am (New York City time) on 4 January 2002.

LSR announces that as at 3.00 p.m. (London time), 10.00 am (New York City time) on 21 December 2001, it had received acceptances in respect of a total of 255,093,638 Huntingdon Shares, representing approximately 86.9 per cent. of the existing issued ordinary share capital of Huntingdon.

CANCELLATION OF LISTING


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Subject to the Offer becoming, or being declared, unconditional in all respects,
Huntingdon will apply for the cancellation of the listing of its ordinary shares on the Official List and trading on the London Stock Exchange with effect from 24 January 2002.

ADDITIONAL INFORMATION

On 9 October 2001, LSR issued warrants to Stephens Group, Inc. to purchase an aggregate of 704,424 shares of LSR Voting Common Stock at a purchase price of US$1.50 per share. In addition, subject to compliance with their fiduciary duties, the Huntingdon Directors who will constitute the entire LSR Board once the Offer becomes, or is declared, unconditional in all respects, intend to submit a proposal at the next LSR stockholder meeting to issue warrants to Focused Healthcare Partners LLC (a company connected with certain directors) to purchase an aggregate of 410,914 shares of LSR Voting Common Stock at the same purchase price.

The acceptances include all acceptances received from the Huntingdon Directors that had irrevocably undertaken to accept the Offer. Save as disclosed, neither LSR, nor the director of LSR, nor, so far as LSR is aware, any person deemed to be acting in concert with it, owns or controls any Huntingdon Securities or has any option to acquire any Huntingdon Securities, or has entered into any derivative referenced to securities of Huntingdon which remain outstanding.

Words and expressions in this announcement have the same meaning as they have in the Offer Document dated 16 October 2001.

The director of LSR accepts responsibility for the information contained in this announcement. To the best of the knowledge and belief of the director of LSR (who has taken all reasonable care to ensure such is the case), the information contained herein for which he accepts responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

This announcement does not constitute an offer of any securities for sale or an offer or an invitation to purchase any securities. HUNTINGDON SECURITYHOLDERS SHOULD READ THE OFFER DOCUMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE OFFER.

HUNTINGDON SECURITYHOLDERS SHOULD READ THE FOLLOWING DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS REGARDING THE OFFER (DESCRIBED ABOVE) WHICH HAVE BEEN FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION:

     o LSR's preliminary offer document, any supplement thereto, the final offer document and exchange offer materials.
     o LSR's Registration Statement on Form S-4 and Schedule TO, each as amended, containing or incorporating by reference such documents and other information.
     o Huntingdon's Solicitation/Recommendation on Schedule 14D-9, as amended.

When these and other documents are filed with the SEC, they may be obtained free of charge through the SEC's website at http//www.sec.gov. Interested parties may read and copy any reports, statements and other information filed by Huntingdon and LSR at the US SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at +1-(800)-732-0330 for further information on public reference rooms. If you are a Huntingdon


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Securityholder you may also obtain free of charge each of these documents
(when available) from Huntingdon by directing your request in writing to PO Box 353, Alconbury, Huntingdon, Cambridgeshire, PE28 4BR, England.

Life Sciences Research, Inc. is incorporated in Maryland, US and has been established solely for the purpose of making the Offer.

This announcement contains statements that may be forward-looking as defined in the US's Private Litigation Reform Act of 1995. These statements are based largely on Huntingdon's expectations and are subject to a number of risks and uncertainties, certain of which are beyond Huntingdon's control, as more fully described in Huntingdon's Form 10-K for the year ended 31 December 2000, as filed with the US Securities and Exchange Commission.